Dear Atlantic Coast Bank Depositor:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a Plan of Conversion and Reorganization (the “Plan”), our organization will convert from a partially public company to a fully public company. To accomplish this conversion, Atlantic Coast Financial Corporation, formed to become the parent company of Atlantic Coast Bank, is conducting an offering of shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure with important information about the Plan, the proxy vote and the stock offering.

THE PROXY VOTE:
Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by Atlantic Coast Bank depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PROPOSAL. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Atlantic Coast Bank. Please vote all the Proxy Cards you receive – none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or Internet by following the instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the Plan.
Please note:

■	The account number, interest rate and other terms of your existing deposit accounts and loans will not change as a result of the conversion. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

■	You will continue to enjoy the same services with the same Board of Directors and staff.

■	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:
As an eligible Atlantic Coast Bank depositor, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on           , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as an Atlantic Coast Bank customer.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(  )     -     ,
from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an opportunity to invest in Atlantic Coast Financial Corporation, formed to become the parent company of Atlantic Coast Bank. Atlantic Coast Financial Corporation is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Atlantic Coast Bank at the close of business on March 31, 2009 or           , 2010, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on           , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as an Atlantic Coast Financial Corporation stockholder.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(  )   -  ,
from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an opportunity to invest in our organization. Atlantic Coast Bank serves customers throughout southeastern Georgia and northeastern Florida. Atlantic Coast Financial Corporation, which we formed to become the parent company of Atlantic Coast Bank, is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on           , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as an Atlantic Coast Financial Corporation stockholder.

Sincerely,

Robert J. Larison, Jr.
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(  )   -  ,
from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

C

Dear Sir/Madam:

At the request of Atlantic Coast Financial Corporation, we are enclosing materials regarding the offering of shares of Atlantic Coast Financial Corporation common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Atlantic Coast Financial Corporation as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BD

Read This First
Office of Thrift Supervision Guidance for Accountholders
          Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.
          On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center at (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.
          How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.
          On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

What Investors Need to Know
          Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:
•	Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.
•	“Neither a Borrower nor a Lender Be” If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.
•	Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.
•	Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES
PROXY CARD(S)
REQUIRING YOUR VOTE.

IF MORE THAN ONE PROXY
CARD IS ENCLOSED,
PLEASE PROMPTLY VOTE
EACH CARD.
NONE ARE DUPLICATES!

THANK YOU,

YOUR BOARD OF DIRECTORS

  PF

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER
[Atlantic Coast Financial Corporation Letterhead]
Date
[imprinted with name & address of subscriber]
STOCK ORDER ACKNOWLEDGEMENT
This letter confirms receipt of your order to purchase shares of Atlantic Coast Financial Corporation common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center, toll-free, at 1-(877) ___-___, Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern Time. Please refer to the batch and order number listed below when contacting our Stock Information Center.
Stock Registration:
Name1
Name2
Name3
Street1
Street2
City, State Zip
Other Order Information:
Batch #:
Order #:
Number of Shares Requested:
Offering Category:                      (subject to verification; see descriptions below)
Ownership Type:
This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated                     , 2010, in the section entitled “The Conversion Offering” under the headings “Subscription Offering and Subscription Rights,” “Community Offering” and “Additional Limitations on Common Stock Purchases in the Conversion Offering.”
The offering period ends at 2:00 p.m., Eastern Time, on                     , 2010. We are then required to receive final regulatory approval before stock certificates can be mailed and the newly issued shares can begin trading. This may not occur for several weeks after                     , 2010. Your patience is appreciated.
Thank you for your order,
ATLANTIC COAST FINANCIAL CORPORATION
Offering Category Descriptions:
1.	Depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50 at the close of business on March 31, 2009;
2.	Atlantic Coast Bank’s tax-qualified employee benefit plans;
3.	Depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50 at the close of business on , 2010;
4.	Depositors of Atlantic Coast Bank at the close of business on ___, 2010;
5.	General public- Persons residing in the Georgia counties of Chatham, Coffee and Ware and the Florida counties of Clay, Duval, Flagler, Nassau and St. Johns;
6.	General public — Atlantic Coast Federal Corporation’s public stockholders as of , 2010; and
7.	General public — Other

STOCK CERTIFICATE MAILING LETTER
[Atlantic Coast Financial Corporation Letterhead]
Dear Stockholder:
I would like to welcome you as a stockholder of Atlantic Coast Financial Corporation. A total of                      shares were purchased by investors at $10.00 per share. Thank you for your investment and your confidence in our organization.
Your stock certificate is enclosed. We recommend that you keep it in a safe place, such as in a safety deposit box or deposited with a brokerage firm. Replacing a lost or destroyed stock certificate can be a costly and lengthy process.
Carefully review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact our Transfer Agent:
on the web:
www.rtco.com
by mail:
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
by phone:
(800) 368-5948
by email:
info@rtco.com
If the enclosed stock certificate must be forwarded to the Transfer Agent, we recommend that you deliver it using insured, registered mail. If you change your address, please notify the Transfer Agent immediately so that you will continue to receive all stockholder communications.
If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest at ___%, calculated from the date your funds were processed through ___, 2010.
If your stock order was paid in full or in part by authorizing a withdrawal from an Atlantic Coast Bank deposit account, the withdrawal was made on _____, 2010. Until then, interest was earned at your contract rate, and the interest remains in your account.
Atlantic Coast Financial Corporation commenced trading on the Nasdaq Global Market on                     , 2010, under the symbol “ACFCD.” After 20 trading days, its permanent symbol will be “ACFC”. Should you wish to buy or sell Atlantic Coast Financial Corporation stock in the future, please contact a brokerage firm.
Thank you for sharing in our company’s future.
Sincerely,
Robert J. Larison, Jr.
President and Chief Executive Officer

;

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,
please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed envelope,
or use the telephone or Internet voting instructions on the Proxy Card.

You may receive a courtesy telephone call.
Please feel free to ask questions of our agent.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING “FOR”
THE PLAN OF CONVERSION AND REORGANIZATION.

NOT VOTING HAS THE SAME EFFECT AS VOTING
“AGAINST” THE PLAN.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE
COMMON STOCK DURING THE OFFERING.

THE PLAN CHANGES OUR FORM OF
CORPORATE ORGANIZATION, BUT WILL NOT RESULT IN
CHANGES TO BANK STAFF, MANAGEMENT OR YOUR
DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!

QUESTIONS?
Please call our Information Center, toll-free, at 1-(  )     -     ,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

PG 1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

You may receive a courtesy telephone call. Please feel free to ask questions of our agent.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE.

YOUR VOTE CANNOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

Your Board of Directors urges you to vote “FOR” the Plan.

VOTING DOES NOT AFFECT YOUR ATLANTIC COAST BANK DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!

QUESTIONS?
Please call our Information Center, toll-free, at 1-(  )     -     ,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

PG 2

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT
AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

In order to implement the Plan, we
must obtain the approval of our depositors.

Please disregard this notice if you have already voted.
If you are unsure whether you voted,
vote the enclosed replacement Proxy Card.
Your vote cannot be counted twice!

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(  )     -     ,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

PG 3

FINAL REMINDER PROXYGRAM — (Optional)
[Atlantic Coast Bank Letterhead]
(Depending on vote status and number of days until the special meeting, this can be mailed. It can be personalized, as shown — or a short, non-personalized version can print on a postcard. Both alternatives allow quick mailing and quick receipt of the vote, because proxy cards and return envelopes are not enclosed.)
Dear Atlantic Coast Bank Depositor,
WE REQUEST YOUR VOTE.
Not voting the Proxy Card(s) we mailed to you has the same effect as voting “Against” the Plan of Conversion and Reorganization.
IF YOU HAVE NOT VOTED OR ARE UNSURE WHETHER YOU VOTED:
Please take a few minutes to call our independent proxy solicitor firm, Phoenix Advisory Partners. A representative will record your vote by phone. This is the quickest way to cast your vote. You do not need your Proxy Card in order to vote.
If you are unsure whether you voted, don’t worry. Your vote cannot be counted twice.
VOTING HOTLINE:
( ) ___ - ___
DAYS/HOURS:
Monday - ___
___ a.m. to ___ p.m., Eastern Time
I appreciate your participation.
Sincerely,
Robert J. Larison, Jr.
President and Chief Executive Officer

BRANCH LOBBY POSTER — VOTE
[This notice should be printed by Atlantic Coast Bank, and should be placed in branches after the stock offering commences, in one or more ways: on an easel, on the front doors, at teller windows, on counters, at customer service/branch manager’s desk.]
HAVE YOU VOTED YET?
We would like to remind depositors to vote on our
Plan of Conversion and Reorganization.
✓	The Plan will not result in changes to our staff or your account relationships with Atlantic Coast Bank.
✓	Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.
✓	Voting does not obligate you to purchase shares of common stock during our stock offering.
Your Board of Directors recommends that you join them in voting “FOR” the Plan.
If you have questions about voting, call our Information Center, toll-free, at 1-(877) ___-___ from 10:00 a.m. to 4:00 p.m., Monday through Friday. Our Stock Information Center is closed on weekends and bank holidays.
ATLANTIC COAST BANK [LOGO]
This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. Common stock shares are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BRANCH LOBBY POSTER — BUY (Optional)
******************************
OUR STOCK OFFERING EXPIRES                      ___, 2010
We are conducting an offering of shares of our common stock
UP TO 2,300,000 SHARES
COMMON STOCK
$10.00 Per Share
THIS OFFERING EXPIRES AT 2:00 P.M., ON                      ___, 2010
******************************
If you have questions about the stock offering,
call our Stock Information Center, toll-free, at 1-(877) ___-___, from 10:00 a.m. to 4:00 p.m., Monday through Friday.
Our Stock Information Center is closed on weekends and bank holidays.
ATLANTIC COAST FINANCIAL CORPORATION [LOGO]
This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

FINAL BRANCH LOBBY POSTER (Optional)
[To encourage “late” voting through the proxy solicitor. Tear-off phone number slips can accompany this poster.]
PLEASE VOTE TODAY!!
You do not need a Proxy Card in order to vote.
NOT VOTING HAS THE SAME EFFECT AS VOTING
“AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.
TO VOTE BY PHONE:
Take a minute to call our proxy solicitor firm,
Phoenix Advisory Partners, toll-free,
1-(___)-___-___, 9:00 a.m. to 5:00 p.m.
If you are unsure whether you voted already, please call. Your vote cannot be counted twice!
YOUR BOARD OF DIRECTORS ASKS THAT YOU VOTE
“FOR” the Plan of Conversion and Reorganization.
THANK YOU!
This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. Common stock shares are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

BANK STATEMENT VOTE REMINDER NOTICE — (Optional)
You may have received a large white envelope containing Proxy Card(s) to be used to vote on our organization’s Plan of Conversion and Reorganization. If you received Proxy Card(s), but have not voted, please do so. If you have questions about voting, call our Information Center, toll-free, at 1-(877) ___-___, Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

BANK WEBSITE VOTE REMINDER NOTICE — (Optional)
HAVE YOU VOTED YOUR PROXY CARDS?
YOUR VOTE IS IMPORTANT!
Our eligible depositors and stockholders recently received Proxy Card(s) to be used to cast votes regarding Atlantic Coast Bank’s Plan of Conversion and Reorganization.
If you received Proxy Cards, please vote by mail or by following the telephone or Internet instructions on the Proxy Card(s). We hope that you will vote “FOR” the Plan. If you have questions about voting, please call our Information Center, toll-free, at 1-(877) ___-___, Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

RECORDED MESSAGE TO HIGH VOTE CUSTOMERS — (Optional)
[This automatic dial message, meant to encourage customers to open offering/proxy packages, would be used one time — right after initial packages are mailed.]
“Hello- This is Bob Larison, President and CEO of Atlantic Coast Bank, calling with a quick message. Within the next few days you will receive from us a package or packages asking you to vote on an item of importance to our bank and our valued customers. Please help us by opening the package and voting PROMPTLY. The materials will include a phone number if you have questions. Next week, you may receive a phone call from one of our agents. Feel free to ask questions. Thank you for voting. We appreciate your business and look forward to continuing to serve you as a customer of Atlantic Coast Bank.”

COMMUNITY MEETING INVITATION — (Optional)
[included in initial mailing package]
[ATLANTIC COAST FINANCIAL CORPORATION LOGO]
You’re Invited!
You are cordially invited to an Informational Meeting to learn more about the offering of Atlantic Coast Financial Corporation common stock and the business of Atlantic Coast Bank.
Senior executives of Atlantic Coast Bank will present information and answer your questions.
DATE
TIME
PLACE
ADDRESS
FOR RESERVATIONS, PLEASE CALL:
Atlantic Coast Financial Corporation
Stock Information Center,
toll-free at 1-(877) ___ — ___,
from 10:00 a.m. to 4:00 p.m., Eastern Time,
Monday through Friday, except bank holidays.
This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

COMMUNITY MEETING NEWSPAPER ADVERTISEMENT — (Optional)
[Ads may be appropriate for some, not all, market areas.]
[ATLANTIC COAST FINANCIAL CORPORATION LOGO]
Proposed Holding Company for Atlantic Coast Bank
UP TO 2,300,000 SHARES
COMMON STOCK
$10.00 Per Share
Purchase Price
Atlantic Coast Financial Corporation is conducting an offering of its common stock. Shares may be purchased directly from Atlantic Coast Financial Corporation without sales commissions or fees, during the offering period.
You Are Cordially Invited...
To an informational meeting to learn about the offering of Atlantic Coast Financial Corporation common stock and the business of Atlantic Coast Bank.
[DATE]
_:00 p.m.
[Location]
[Street]
[City]
To make a reservation or to receive a copy of the Prospectus and Stock Order Form, call our Stock Information Center, toll-free, at 1-(877) ___-___, from 10:00 a.m. to 4:00 p.m., Monday through Friday.
The Stock Information Center is closed on weekends and bank holidays.
THIS OFFERING EXPIRES AT 2:00 P.M., ON                     , 2010.
This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT — (Optional)
[Ads may be appropriate for some, not all, market areas.]
[ATLANTIC COAST FINANCIAL CORPORATION LOGO]
Proposed Holding Company for Atlantic Coast Bank
UP TO 2,300,000 SHARES
COMMON STOCK
$10.00 Per Share
Purchase Price
Atlantic Coast Financial Corporation is conducting an offering of its common stock. Shares may be purchased directly from Atlantic Coast Financial Corporation without sales commissions or fees, during the offering period.
This offering expires at 2:00 p.m., on                      __, 2010.
To receive a copy of the Prospectus and Stock Order Form,
call our Stock Information Center, toll-free, at 1-(877) ___-___, from 10:00 a.m. to 4:00 p.m., Monday through Friday.
Our Stock Information Center is closed on weekends and bank holidays.
This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Atlantic Coast Financial Corporation®

Q&A

Questions and Answers About Our Conversion and Stock Offering

This pamphlet answers questions about the Atlantic Coast Federal, MHC conversion and the Atlantic Coast Financial Corporation stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL -- THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Atlantic Coast Bank, our customers, our stockholders and the communities we serve.

Q.	What is the conversion and reorganization?

A.	Under our Plan of Conversion and Reorganization, (the “Plan”), our organization is converting from the partially public mutual holding company structure to a fully public ownership structure. Currently, Atlantic Coast Federal, MHC, a mutual holding company, owns 65.1% of Atlantic Coast Federal Corporation common stock. The remaining 34.9% of the common stock is owned by public stockholders. As a result of the conversion, Atlantic Coast Financial Corporation will become the parent company of Atlantic Coast Bank, and shares of Atlantic Coast Financial Corporation common stock are being offered for sale.

At the completion of the conversion, public stockholders of Atlantic Coast Federal Corporation will exchange their shares of Atlantic Coast Federal Corporation common stock for shares of common stock of Atlantic Coast Financial Corporation.

After the conversion is completed, 100% of the common stock of Atlantic Coast Financial Corporation will be owned by public stockholders. At the conclusion of the conversion, Atlantic Coast Federal, MHC and Atlantic Coast Federal Corporation will cease to exist.

Q.	What are the reasons for the conversion and the stock offering?

A.	Some of our primary reasons for converting and raising additional capital through the conversion offering are to: increase our capital position; eliminate some of the uncertainties associated with the mutual holding company structure under recently enacted financial reform legislation; support internal growth through increased lending in the communities we serve; enable us to enhance existing products and services; improve the liquidity of our shares of common stock; enhance stockholder returns through more flexible capital management strategies; and support acquisitions of financial institutions as opportunities arise (we do not currently have any such understandings or agreements).

Q.	Is Atlantic Coast Bank considered “well-capitalized” for regulatory purposes?

A.	Yes. As of June 30, 2010, Atlantic Coast Bank exceeded all regulatory capital requirements.

Q.	Will customers notice any change in Atlantic Coast Bank’s day-to-day activities as a result of the conversion and the offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. Atlantic Coast Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to stockholder and depositor approval.

Q.	Why should I vote “For” the Plan of Conversion and Reorganization?

A.	Your vote “For” the Plan is extremely important. Each Atlantic Coast Bank depositor as of , 2010 received a Proxy Card attached to a Stock Order Form. These depositors’ packages also include a Proxy Statement describing the Plan, which cannot be implemented without stockholder and depositor approval.

Our Board of Directors believes that converting to a fully public ownership structure will best support future growth and expanded services.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the related conversion offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositors are entitled to one vote for each $100 on deposit. No depositor may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit account on , 2010, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards – please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit account. Proxy Cards for joint deposit accounts require the signature of only one of the depositors. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered in the conversion offering and at what price?

A.	Atlantic Coast Financial Corporation is offering for sale between 1,700,000 and 2,300,000 shares of common stock (subject to increase to 2,645,000 shares) at $10.00 per share.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to the Plan, non-transferable rights to subscribe for shares of Atlantic Coast Financial Corporation common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority #1 – Depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50 at the close of business on March 31, 2009;
Priority #2 – Our tax-qualified employee benefit plans;
Priority #3 – Depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50 at the close of business on , 2010; and

Priority #4 – Depositors of Atlantic Coast Bank at the close of business on , 2010.

Shares not purchased in the Subscription Offering may be offered for sale in a Community Offering, with a first preference given to natural persons (including trusts of natural persons) residing in the Georgia counties of Chatham, Coffee and Ware and the Florida counties of Clay, Duval, Flagler, Nassau and St. Johns. A second preference will be granted to Atlantic Coast Federal Corporation’s public stockholders as of , 2010.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	Are officers and directors of Atlantic Coast Financial Corporation planning to purchase stock?

A.	Yes. We expect our directors and executive officers, together with their associates, to subscribe for shares of common stock, representing % of shares to be sold at the minimum of the conversion offering range. Following the conversion, they are expected to own shares of common stock.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible depositor?

A.	No...subscription rights are non-transferable! Only persons eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible depositor(s). On occasion, unscrupulous people attempt to persuade depositors to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible depositors’ subscription rights in the offering. We urge you to read the enclosed “Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made by mail, using the Stock Order Reply Envelope provided, by overnight courier to the indicated address on the Stock Order Form, or by hand-delivery to Atlantic Coast Bank’s main banking office, which is located at 505 Haines Ave., Waycross, Georgia or our Deerwood Park office, located at 10328 Deerwood Park Blvd., Jacksonville, Florida. Hand-delivered Stock Order Forms will only be accepted at these locations and not at any other Atlantic Coast Bank office. Please do not mail Stock Order Forms to Atlantic Coast Bank.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly completed and signed Stock Order Form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Eastern Time, on , 2010. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1) By personal check, bank check or money order, payable to Atlantic Coast Financial Corporation. These will be cashed upon receipt. We cannot accept wires or third party checks. Atlantic Coast Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2) By authorized deposit account withdrawal of funds from Atlantic Coast Bank deposit account(s). The Stock Order Form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account. Also, IRA or other retirement accounts held at Atlantic Coast Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest calculated at 0.10% per annum from the day we process your payment until the completion of the conversion and stock offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Atlantic Coast Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and stock offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum allowable purchase in the conversion offering by an individual is 5% of the common stock sold in the offering. Also, no individual or entity, together with associates or persons acting in concert with such individual or entity, may purchase more than 5% of the common stock sold in the offering, in all categories of the conversion offering combined. More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Conversion Offering - Additional Limitations on Common Stock Purchases in the Conversion Offering.”

Q.	May I use my Atlantic Coast Bank retirement account to purchase the shares?

A.	You may use some or all funds currently held by you in retirement accounts with Atlantic Coast Bank. However, before you place your stock order, you must ensure that the funds you wish to use are transferred from the Atlantic Coast Bank account(s) to a self-directed retirement account at an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Atlantic Coast Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2010 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are currently held.

Q.	May I use a loan from Atlantic Coast Bank to pay for shares?

A.	No. Atlantic Coast Bank, by regulation, may not extend a loan for the purchase of Atlantic Coast Financial Corporation common stock during the offering. Similarly, you may not use Atlantic Coast Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed Stock Order Form may not be modified, amended or rescinded without our consent, unless the offering is not completed by , 2010, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Q.	Will the stock be insured?

A.	No. Like any common stock, Atlantic Coast Financial Corporation stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Atlantic Coast Federal Corporation suspended payment of its regular quarterly cash dividend on September 25, 2009. Although Atlantic Coast Financial Corporation will consider the payment of dividends in the future, you should not purchase our shares of common stock if you have a desire or need for dividend income. After the conversion and stock offering, the payment of dividends, if any, will depend on factors such as our earnings, alternative uses for capital, our capital requirements and general economic conditions.

Q.	How will Atlantic Coast Financial Corporation shares trade?

A.	Atlantic Coast Federal Corporation’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “ACFC”. Upon completion of the stock offering, the shares of Atlantic Coast Financial Corporation common stock will replace the existing shares and trade on the Nasdaq Global Market under the trading symbol “ACFCD” for 20 trading days. Thereafter, the symbol will be “ACFC”.

Q.	If I purchase shares in the Subscription or Community Offerings, when will I receive my stock certificate?

A.	Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Atlantic Coast Financial Corporation common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

Q.	What is the share exchange?

A.	The outstanding shares of Atlantic Coast Federal Corporation common stock held by public stockholders at the completion date of the conversion will be exchanged for shares of the newly issued Atlantic Coast Financial Corporation common stock. The number of shares of Atlantic Coast Financial Corporation stock to be received by stockholders will depend on the number of shares sold in the conversion offering.

WHERE TO GET MORE INFORMATION

Q.	Where can I call to get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-( ) - , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.